Exhibit 99.1

News Release
Date: February 3, 2009 Nalco 2008 Earnings Per Share (EPS), ex-special items, up 29% to $1.24; Paper Market Conditions Prompt Goodwill Impairment	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced that full-year nominal revenues increased to $4.2 billion, led by organic annual growth of 7.8 percent. Organic revenue increased on par with the Company’s best performance this decade and included nearly 9 percent growth in the fourth quarter.

Earnings per share – adjusted for a goodwill impairment charge, business restructuring charges and a divestiture gain – grew 29.2 percent to $1.24 from the year-earlier $0.96 (See Attachment 7). A fourth-quarter $544 million non-cash goodwill impairment charge drove reported results to a net loss of $343 million, or $2.44 per share. This impairment charge eliminates from the Company’s balance sheet all goodwill allocated to the Paper Services business during Nalco’s 2003 leveraged buyout.

Adjusted EBITDA increased 3.7 percent to $732 million from a base of $707 million in the prior year that excluded earnings from a synfuel waste coal agglomeration business that ended in 2007. Adjusted EBITDA is used to determine compliance with the Company’s debt covenants. With the synfuel business included, Adjusted EBITDA in 2007 was $730 million.

Free Cash Flow ended the year at $142 million. Among items that held cash generation to this level were a $90 million increase in inventories and an optional $30 million pension contribution following a third-quarter divestiture. In 2007, Free Cash Flow was $201 million.

The year’s organic sales gain of 7.8 percent was matched only once in the past decade. Currency effects added 1.5 percent to results for the year, effectively offsetting divestiture and acquisition activity – including the loss of the synfuel business – to produce nominal sales growth of 7.7 percent.

Energy Services led organic sales growth, improving 17.5 percent as the global Downstream business grew almost 10 percent organically while Upstream oil field and drilling-related businesses each grew nearly 24 percent. Direct contribution nominally increased $22 million to $308 million, with direct contribution margins dropping from 22.4 percent in 2007 to 20.5 percent on higher product and freight costs.

Industrial and Institutional Services (I&IS) sales grew 5.0 percent organically, with water-focused business units up in every region. Within I&IS, the Europe, Africa and Middle East (EAME) region increased organic sales 4.7 percent in 2008. On a nominal basis,

NALCO COMPANY

direct contribution dollars held nearly flat at $373 million as growth in the business was nearly enough to offset lost synfuel earnings. Margins moved from 21.4 percent in 2007 to 20.5 percent in 2008.

Paper Services revenues declined 2.3 percent organically for the year – with the biggest decline occurring in the fourth quarter. This deterioration in paper market conditions and the current general economic environment led to the write-off of goodwill in this segment. The goodwill impairment has no effect on cash generation. Only Latin American paper revenues grew organically for the year. Nominally, direct contribution dollars declined 23.5 percent to $93 million, with direct contribution margins falling from 15.7 percent in 2007 to 12.0 percent in 2008.

Looking across all businesses, Latin America and North America delivered the most rapid organic revenue increases for the year, up 12.9 and 11.0 percent, respectively. Asia Pacific organic revenues ended up 6.3 percent with EAME delivering 1.7 percent organic growth for the year.

Direct product purchase and freight costs increased by $170 million compared to 2007 levels. Price capture totaled $159 million, leaving an $11 million gap for the year.

“Against the top priorities we established when I joined, we delivered strong results in 2008. Energy Services grew sharply. Results in EAME improved meaningfully. Our water businesses grew nicely thanks to improving technology penetration. Our BRIC+ focus delivered better than 20 percent nominal sales growth in those countries. At $94 million, productivity gains exceeded our target. Even on the price capture front, where we fell short of our goal, we improved results as the year went along,” said Nalco Chairman, President and Chief Executive Officer J. Erik Fyrwald.

However, Fyrwald noted, Nalco is not yet operating at peak levels. “We still have substantial room to improve. We clearly suffered as customers faced market declines in the pulp and paper markets, and we did not hit our targets on inventory management during 2008, leading to a shortfall in Free Cash Flow from what this business should deliver,” he said. “The past year was one of the most volatile I have seen in my business career, with economies careening quickly from rapid acceleration to substantial global decline. In this context, I believe we again proved the stability of this business model as we quickly shifted focus to meet changing market conditions.”

Fourth Quarter Results

Nalco’s organic revenue grew 8.7 percent in the fourth quarter. Nominal sales, however, were flat at $1.03 billion as organic growth was fully offset by a 7.4 percent negative currency impact and the net effect of divestiture and acquisition activity.

Earnings per share, excluding the impacts of the goodwill impairment and restructuring charges, increased 50 percent to $0.36 per share from the year-earlier fourth quarter result of $0.24. Impairment charges, along with restructuring expense, created a net loss of $473 million, or $3.45 per share. Adjusted EBITDA increased 3.1 percent from last year’s synfuel-adjusted base to $198 million.

NALCO COMPANY

Free Cash Flow generation of $45 million in the quarter was restrained by higher receivable days outstanding compared to third-quarter levels, reduced accounts payable due to raw material purchase timing, and slow response to inventory control efforts.

Energy Services contributed heavily to fourth-quarter growth, increasing organic sales 23.4 percent – its fastest pace of the year. Direct contribution dollars increased a more modest 9.9 percent nominally to $86 million due to gross margin pressures and currency impacts.

In I&IS, fourth-quarter sales were up 2.8 percent organically, all essentially price gains, as the quarter saw an acceleration of plant closings by customers in key global industries, including chemicals and manufacturing. Largely offsetting this pressure was continued double-digit organic growth in the power industry and in primary metals markets. Water treatment sales in primary metals remained strong even as a number of steel and other customers shut facilities during the quarter. Direct contribution margins improved from prior-year results, but dollars generated were lowered to $92 million on discontinued businesses and currency impacts.

Paper Services sales dropped 9.4 percent organically in the fourth quarter as paper industry production declined sharply in EAME, Asia and North America. On a nominal basis, direct contribution dollars dropped 44.7 percent to $18 million.

“Fourth-quarter economic conditions were among the most challenging I have ever seen. We faced the expected operating challenges and clearly benefited from the diverse and defensive nature of our business portfolio. While generally pleased with most aspects of what we accomplished during the quarter, we clearly have to get better at working capital management – particularly inventory,” Fyrwald said. “In January, we put supply chain management directly under the control of our business leaders to ensure that our supply chain and business operations decisions are fully connected. We also combined the Paper and I&IS segments into a new Water and Process Services Division to further drive operating efficiencies. I expect our integrated business management approach to yield results starting in 2009.”

2009 Expectations

“We have taken steps to deliver improved operating results through restructuring and increasing our productivity expectations, linking any compensation increases directly into exceeding our historic productivity gains and being very focused on a few select markets where we invest for growth. We have also established integrated business management structures that should drive improved working capital management along with increased operating efficiency,” Fyrwald stated. “However, we do not have a clear read on the external conditions facing our business in 2009. It will be a difficult year, with expectations for unusually negative currency impacts and continued downward pressure across the global, industrial economy. Our expectation is that we will outperform relative to our competitors and achieve better Free Cash Flow results than we delivered in 2008, with base business performance bolstered by inventory reduction efforts already underway.”

NALCO COMPANY

Conference Call/Webcast

Nalco will discuss full-year and fourth-quarter results in a conference call and audio-only Webcast to be held on Wednesday, Feb. 4 at 10 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com/investors.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2008, Nalco achieved sales of more than $4.2 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjusted Earnings Per Share is defined and detailed on Attachment 7. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings (Loss) Per Share Data (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited) December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$61.8	$119.9
Accounts receivable, less allowances of $23.8 in 2008 and $19.5 in 2007	774.0	805.6
Inventories:
Finished products	301.6	268.9
Materials and work in process	110.2	81.5

	411.8	350.4
Prepaid expenses, taxes and other current assets	140.1	112.6

Total current assets	1,387.7	1,388.5

Property, plant, and equipment, net	703.7	762.3
Intangible assets:
Goodwill	1,700.1	2,459.8
Other intangibles, net	1,076.4	1,121.4
Other assets	174.1	246.6

Total assets	$5,042.0	$5,978.6

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$299.2	$316.4
Short-term debt	93.8	130.4
Other current liabilities	341.9	322.5

Total current liabilities	734.9	769.3

Other liabilities:
Long-term debt	3,129.6	3,193.7
Deferred income taxes	258.8	327.5
Accrued pension benefits	322.2	314.4
Other liabilities	178.7	234.7

Minority interest	24.5	21.2
Shareholders’ equity	393.3	1,117.8

Total liabilities and shareholders’ equity	$5,042.0	$5,978.6

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share data)

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Net sales	$1,030.9	$1,034.1	$4,212.4	$3,912.5
Operating costs and expenses:
Cost of product sold	579.0	566.8	2,381.1	2,157.9
Selling, administrative, and research expenses	289.0	325.9	1,247.2	1,201.0
Amortization of intangible assets	13.3	15.9	56.8	62.1
Restructuring expenses	20.6	5.8	33.4	15.3
Gain on divestiture	—	—	(38.1)	—
Impairment of goodwill	544.2	—	544.2	—

Total operating costs and expenses	1,446.1	914.4	4,224.6	3,436.3

Operating earnings (loss)	(415.2)	119.7	(12.2)	476.2

Other income (expense), net	(5.0)	(2.6)	(17.4)	(4.8)
Interest income	1.5	1.9	8.3	9.1
Interest expense	(63.1)	(68.4)	(258.8)	(274.0)

Earnings (loss) before income taxes and minority interests	(481.8)	50.6	(280.1)	206.5

Income tax provision (benefit)	(11.9)	16.9	54.5	69.3

Minority interests	(3.5)	(2.6)	(8.0)	(8.2)

Net earnings (loss)	$(473.4)	$31.1	$(342.6)	$129.0

Net earnings (loss) per share:
Basic	$(3.45)	$0.22	$(2.44)	$0.90

Diluted	$(3.45)	$0.22	$(2.44)	$0.88

Weighted-average shares outstanding (millions):
Basic	137.4	141.2	140.1	143.2

Diluted	137.4	144.2	140.1	146.7

Cash dividends declared per share	$0.035	$0.035	$0.14	$0.14

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Year ended December 31, 2008	Year ended December 31, 2007
Operating activities
Net earnings (loss)	$(342.6)	$129.0
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	136.6	132.3
Amortization	56.8	62.1
Gain on divestiture	(38.1)	—
Impairment of goodwill	544.2	—
Amortization of deferred financing costs and accretion of senior discount notes	48.0	45.1
Other, net	(27.6)	5.9
Changes in operating assets and liabilities	(94.2)	(51.0)

Net cash provided by operating activities	283.1	323.4

Investing activities
Additions to property, plant, and equipment, net	(133.1)	(114.6)
Net proceeds from divestiture	74.1	—
Business purchases, net of cash acquired	(21.7)	(28.3)
Other, net	(14.7)	1.2

Net cash used for investing activities	(95.4)	(141.7)

Financing activities
Cash dividends	(19.7)	(15.1)
Changes in short-term debt, net	(65.8)	13.6
Proceeds from long-term debt	34.0	50.2
Repayments of long-term debt	(70.8)	(40.1)
Purchases of treasury stock	(103.3)	(108.0)
Other	(7.3)	(5.9)

Net cash used for financing activities	(232.9)	(105.3)
Effect of exchange rate changes on cash and cash equivalents	(12.9)	6.2

Increase (decrease) in cash and cash equivalents	(58.1)	82.6
Cash and cash equivalents at beginning of period	119.9	37.3

Cash and cash equivalents at end of period	$61.8	$119.9

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Industrial and Institutional Services	$422.4	$467.3	$1,813.4	$1,753.2
Energy Services	401.6	341.1	1,506.4	1,279.2
Paper Services	169.6	201.6	776.9	779.0
Other	37.3	24.1	115.7	101.1

Net sales	$1,030.9	$1,034.1	$4,212.4	$3,912.5

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes and minority interests:
	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Segment direct contribution:
Industrial and Institutional Services	$91.9	$97.7	$372.6	$374.6
Energy Services	86.3	78.5	308.2	286.1
Paper Services	17.8	32.2	93.3	122.0
Other*	(9.9)	(22.1)	(81.7)	(90.1)
Capital charge elimination	23.1	23.2	95.8	86.2

Total segment direct contribution	209.2	209.5	788.2	778.8

Expenses not allocated to segments:
Administrative expenses	46.3	68.1	204.1	225.2
Amortization of intangible assets	13.3	15.9	56.8	62.1
Restructuring expenses	20.6	5.8	33.4	15.3
Gain on divestiture	—	—	(38.1)	—
Impairment of goodwill	544.2	—	544.2	—

Operating earnings (loss)	(415.2)	119.7	(12.2)	476.2
Other income (expense), net	(5.0)	(2.6)	(17.4)	(4.8)
Interest income	1.5	1.9	8.3	9.1
Interest expense	(63.1)	(68.4)	(258.8)	(274.0)

Earnings (loss) before income taxes and minority interests	$(481.8)	$50.6	$(280.1)	$206.5

*	Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA and Adjusted EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Net earnings (loss)	$(473.4)	$31.1	$(342.6)	$129.0
Income tax provision (benefit)	(11.9)	16.9	54.5	69.3
Interest expense, net of interest income	61.6	66.5	250.5	264.9
Depreciation	32.8	35.3	136.6	132.3
Amortization	13.3	15.9	56.8	62.1

EBITDA	(377.6)	165.7	155.8	657.6

Impairment of goodwill	544.2	—	544.2	—
Restructuring expenses	20.6	5.8	33.4	15.3
Profit sharing expense funded by Suez	(4.4)	6.0	9.6	19.1
Pension settlements	10.6	0.4	10.6	0.5
Franchise taxes	(1.8)	0.7	(0.1)	3.0
Non-cash rent expense	(1.8)	(1.8)	1.6	1.6
Non-wholly owned entities	3.0	1.0	2.3	3.1
Loss (gain) on sale, net of expenses	4.1	1.1	(33.2)	2.0
Other unusual charges *	1.4	17.7	8.1	27.6

Adjusted EBITDA	198.3	196.6	732.3	729.8
Synfuel contribution	—	(4.3)	—	(23.3)

Adjusted EBITDA – excluding Synfuel	$198.3	$192.3	$732.3	$706.5

*	Three months and year ended December 31, 2007 includes $12.0 million non-cash charge resulting from a grant of nonvested common stock to our former Chairman and CEO.

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Net cash provided by operating activities	$81.8	$128.1	$283.1	$323.4
Minority interests	(3.5)	(2.6)	(8.0)	(8.2)
Additions to property, plant and equipment, net	(33.3)	(44.3)	(133.1)	(114.6)

Free cash flow	$45.0	$81.2	$142.0	$200.6

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings (Loss) Per Share Data

(Unaudited)

	Three Months ended December 31, 2008	Three Months ended December 31, 2007	Year ended December 31, 2008	Year ended December 31, 2007
Diluted net earnings (loss), as adjusted *	$0.36	$0.24	$1.24	$0.96
Restructuring expenses, net of tax	(0.10)	(0.03)	(0.17)	(0.08)
Gain on divestiture, net of tax	—	—	0.11	—
Impairment of goodwill, net of tax	(3.71)	—	(3.63)	—
Diluted net earnings (loss), as reported	(3.45)	0.22	(2.44)	0.88

*	Excludes after-tax impact of restructuring expenses, gain on divestiture, and impairment of goodwill, and reflects the additional dilutive effect of potentially dilutive securities.

ATTACHMENT 7